EXHIBIT 23.0

       CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 filed on January 27, 1998 (Registration No. 333-44999), Registration Statement on Form S-8 filed on August 25, 1998 (Registration No. 333-62217), Registration Statement on Form S-3 filed on November 5, 1998 (Registration No. 333-64915), and Registration Statement on Form S-3 filed on October 12, 2004 (Registration No. 333-119698) of Ocwen Financial Corporation of our report dated March 15, 2005 relating to the financial statements, which appears in the 2004 Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.


PricewaterhouseCoopers LLP
West Palm Beach, Florida
March 16, 2005